EXHIBIT 99.1

Press Release
For Immediate Release

Las Vegas Sands Agrees to $1.3 billion sale of Sands Bethlehem
Proceeds will enhance liquidity as Sands pursues new development opportunities and returns capital to shareholders

Las Vegas, NV March 8, 2018 - Las Vegas Sands Corp. (NYSE: LVS) announced today that the company has entered into a definitive agreement under which Wind Creek Hospitality, an affiliate of the Poarch Band of Creek Indians of Alabama, will acquire the Sands Bethlehem property in Pennsylvania for a total enterprise value of $1.30 billion. The closing of the transaction is subject to regulatory review and other customary closing conditions.

“Sands Bethlehem has become one of the leading regional entertainment and gaming destinations in the United States and we are extremely proud of the positive contributions the property has made for Bethlehem, the Lehigh Valley and Eastern Pennsylvania,” said Sheldon G. Adelson, the company’s chairman and chief executive officer. “We are pleased to have built a strong foundation that can be the basis for the property’s future success and more importantly, we are proud to have delivered on our promise of bringing thousands of good paying jobs, generating significant economic impact and revitalizing a site of sentimental and historical importance.

“I’m grateful to each and every Team Member who has represented us so well and I know the hard work and dedication they showed us will continue in the years to come,” Mr. Adelson concluded.

“The quality of the property and dedication of the team members to genuinely engage with customers was evident from the first time we visited the property,” said Stephanie Bryan, Tribal Chair and CEO of the Poarch Band of Creek Indians. Ms. Bryan further elaborated, “The addition of this fantastic team and property to our portfolio furthers our desire to secure a long and prosperous future for our tribe. We look forward to working with our new team members and the community to cement Wind Creek Bethlehem’s position as the premier entertainment destination in the northeast. We are proud of our ability to become valued partners with communities surrounding our Wind Creek Hospitality properties.”

Sands Bethlehem President Brian Carr said the pending sale would not impact the work of the dedicated and loyal Team Members who, he said, will keep their focus right where it needs to be. “We’ve become an important regional entertainment destination because of our commitment to our customers. That’s not going to change regardless of what the sign on the top of the building might read. I’m confident our entire team will provide a smooth and seamless transition for new ownership while at the same time maintaining the strong level of guest service for which we have become known,” said Mr. Carr.

Las Vegas Sands Executive Vice President and Chief Financial Officer Patrick Dumont said that while many options exist for the use of the sale proceeds, the most likely use would be consistent with the company’s long-held strategic direction when it comes to deploying capital.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the uncertainty of whether the necessary regulatory approvals will be granted on a timely basis, if at all, and whether the sale will occur, delays in, or failures in respect of, anticipated satisfaction of closing conditions, ability of the buyer to secure the financing, whether the cash proceeds will be used as anticipated, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the world's pre-eminent developer and operator of world-class Integrated Resorts that feature luxury hotels; best-in-class gaming; retail; dining and entertainment; Meetings, Incentives, Convention and Exhibition (MICE) facilities; and many other business and leisure amenities. LVS pioneered the MICE-driven Integrated Resort, a unique, industry-leading and extremely successful model that serves both the business and leisure tourism markets.

The company’s properties include The Venetian and The Palazzo resorts and Sands Expo in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for its 50,000 team members worldwide, driving impact through its Sands Cares corporate giving program and leading innovation with the company’s award-winning Sands ECO360 global sustainability program. To learn more, please visit www.sands.com.

About Wind Creek Hospitality

Wind Creek Hospitality is the principal gaming and hospitality entity for the Poarch Band of Creek Indians. Dedicated to providing a first-class customer experience, the casinos and hotels of Wind Creek Hospitality are renowned for their geniality and refinement. The company operates six properties throughout the state of Alabama and the Florida Panhandle.

Contact:

Las Vegas Sands
Ron Reese
(702) 414-3607

Wind Creek Hospitality
Magi Williams
(251) 446-4293